Exhibit 23 (a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
LESCO, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-49884, 333-33292, 333-92961, 333-38118, 333-22685, 333-82490, 333-103637 on Form S-8 of LESCO, Inc. of our report dated April 15, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of LESCO, Inc.

/s/ KPMG LLP

April 20, 2005

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